Exhibit 99.1

Bristol-Myers Squibb Reports Third Quarter Financial Results

•	Increases Third Quarter Revenues 7% to $5.3 Billion

•	Posts Third Quarter GAAP EPS of $0.51 and Non-GAAP EPS of $0.75

•	Achieves Important Clinical and Regulatory Milestones in Immuno-Oncology

◦	Opdivo Approved in the U.S. for Patients with Previously Treated Hepatocellular Carcinoma

◦	Opdivo Approved in the U.S. for Adult and Pediatric Patients with MSI-H or dMMR Previously Treated Metastatic Colorectal Cancer

◦	CheckMate -214 Study Evaluating Opdivo + Yervoy Stopped Early For Demonstrating Overall Survival Benefit

•	Updates 2017 GAAP and Non-GAAP EPS Guidance

(NEW YORK, October 26, 2017) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the third quarter of 2017, which were highlighted by strong sales for key products Opdivo and Eliquis and multiple regulatory approvals for Opdivo.

“We had a good quarter, demand for Eliquis and Opdivo was strong and we advanced our portfolio with important clinical and regulatory milestones, including exciting data for kidney cancer patients with Opdivo + Yervoy,” said Giovanni Caforio, M.D., chairman and chief executive officer, Bristol-Myers Squibb. “Looking forward, our focus is on continuing to deliver strong commercial performance, advance our pipeline and ensure our resources are applied to priority areas of our portfolio for sustainable, long-term growth.”

	Third Quarter
$ amounts in millions, except per share amounts
	2017	2016	Change
Total Revenues	$5,254	$4,922	7%
GAAP Diluted EPS	0.51	0.72	(29)%
Non-GAAP Diluted EPS	0.75	0.77	(3)%

THIRD QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted third quarter 2017 revenues of $5.3 billion, an increase of 7% compared to the same period a year ago. Revenues increased 6% when adjusted for foreign exchange impact.

•
U.S. revenues increased 3% to $2.9 billion in the quarter compared to the same period a year ago. International revenues increased 12%. When adjusted for foreign exchange impact, international revenues increased 11%.

•	Gross margin as a percentage of revenue decreased from 73.5% to 70.1% in the quarter primarily due to product mix and an inventory charge.

•	Marketing, selling and administrative expenses remained flat at $1.1 billion in the quarter.

•	Research and development expenses increased 36% to $1.5 billion in the quarter primarily due to the IFM Therapeutics (IFM) acquisition charge of $310 million in the current period.

•	The effective tax rate was 27.6% in the quarter, compared to 22.1% in the third quarter last year. The IFM acquisition charge was not deductible for tax purposes.

•
The company reported net earnings attributable to Bristol-Myers Squibb of $845 million, or $0.51 per share, in the third quarter compared to net earnings of $1.2 billion, or $0.72 per share, for the same period in 2016.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $1.2 billion, or $0.75 per share, in the third quarter, compared to $1.3 billion, or $0.77 per share, for the same period in 2016. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $9.6 billion, with a net cash position of $1.2 billion, as of September 30, 2017.

THIRD QUARTER PRODUCT AND PIPELINE UPDATE
Product Sales/Business Highlights
The increase in global revenues for the third quarter of 2017, compared to the third quarter of 2016, was driven by:

Product	Growth %
Eliquis	39%
Opdivo	38%
Yervoy	13%
Orencia	10%
Sprycel	8%

Opdivo
Regulatory

•
In October, the company announced the FDA accepted for priority review a sBLA for Opdivo to treat patients with melanoma who are at high risk of disease recurrence following complete surgical resection.

•
In September, the company announced the FDA approval of Opdivo for the treatment of hepatocellular carcinoma patients previously treated with sorafenib. Opdivo is the first and only Immuno-Oncology (I-O) agent to receive FDA approval in this population.

•
In September, the company announced the Japan Ministry of Health, Labor and Welfare approved Opdivo for the treatment of patients with unresectable advanced or recurrent gastric cancer which has progressed after chemotherapy. Opdivo is the first and only I-O treatment to demonstrate survival benefit in patients who underwent two or more prior treatments.

•
In August, the company announced the FDA approval for Opdivo for the treatment of adult and pediatric (12 years and older) patients with microsatellite instability-high or mismatch repair deficient metastatic colorectal cancer that has progressed following treatment with a fluoropyrimidine, oxaliplatin, and irinotecan.

Clinical

•
In October, at the World Conference on Lung Cancer in Yokohama, Japan, the company presented numerous studies for Opdivo and Opdivo-based combinations across types of thoracic cancers including exploratory data evaluating Opdivo and the Opdivo + Yervoy regimen in patients with previously treated small cell lung cancer (SCLC) whose tumors were evaluable for tumor mutation burden (TMB), a subgroup of the Phase 1/2 open-label CheckMate -032 study. (link)

•
In September, at the European Society for Medical Oncology (ESMO) 2017 Congress in Madrid, Spain, the company presented numerous studies for Opdivo, the Opdivo + Yervoy regimen, Opdivo in combination with other assets and analyses providing insights into the potential role of biomarkers to predict patients’ treatment responses. The company announced results from the following studies:

◦
CheckMate -238: Interim data from the Phase 3 study evaluating Opdivo versus Yervoy in patients with resected high-risk melanoma. Opdivo is the first anti-PD-1 to improve recurrence-free survival and only I-O therapy to demonstrate superiority versus an active control in this patient population. (link)

◦
CheckMate -214: First presentation of efficacy data from the Phase 3 study of the Opdivo + Yervoy combination vs. sunitinib in patients with previously untreated advanced or metastatic renal cell carcinoma (RCC). (link) The topline results were announced in August. (link) In September, this trial was stopped early for demonstrating overall survival benefit to patients with previously untreated advanced or metastatic RCC. (link)

◦	CheckMate -017 and -057: Three-year survival data from two Phase 3 studies of Opdivo vs. docetaxel in patients with previously treated advanced non-small cell lung cancer (NSCLC). (link)

•
In September, the company announced the FDA placed a partial clinical hold on CheckMate -602, CheckMate -039 and CA204142, three studies investigating Opdivo-based combinations in patients with relapsed or refractory multiple myeloma, based on risks identified in trials studying another anti-PD-1 agent, pembrolizumab, in patients with multiple myeloma.

Yervoy
Today the company is announcing the FDA added five-year overall survival data from the Phase 3 CA184-029 trial, to the prescribing information for Yervoy for the adjuvant treatment of fully resected cutaneous melanoma with pathologic involvement of regional lymph nodes of more than 1 mm. Yervoy is the first immune checkpoint inhibitor to demonstrate a statistically significant improvement in overall survival in this patient population.

Eliquis
In August, at the 17th European Society of Cardiology Congress in Barcelona, Spain, the company and Pfizer Inc. presented findings from three studies evaluating Eliquis (apixaban):

•	EMANATE, a Phase 4 clinical trial, evaluating Eliquis for patients with non-valvular atrial fibrillation undergoing cardioversion. (link)

•	Real-world data analysis of the U.S. Humana database of treatment with Eliquis compared to warfarin in patients aged 65 years and older with non-valvular atrial fibrillation. (link)

•
Real-world data analysis pooled from four large U.S. insurance claims databases on the effectiveness and safety of Eliquis compared to warfarin in the overall patient population, as well as select high-risk patients, with non-valvular atrial fibrillation. (link)

THIRD QUARTER BUSINESS DEVELOPMENT UPDATE

•
In September, the company completed the acquisition of all outstanding capital stock of IFM, a venture-backed biotech company focused on developing therapies that modulate novel targets in the innate immune system to treat cancer, autoimmunity and inflammatory disorders. The acquisition gives the company full rights to IFM’s preclinical STING (stimulator of interferon genes) and NLRP3 agonist programs focused on enhancing the innate immune response for treating cancer.

•
In September, the company and AbbVie announced a clinical trial collaboration to evaluate the combination of Opdivo and AbbVie’s investigational antibody drug conjugate ABBV-399 in c-Met overexpressing NSCLC, with the possible expansion into additional solid tumors.

•
In September, the company and Halozyme Therapeutics, Inc. announced a global collaboration and license agreement to develop subcutaneous presentations of its immuno-oncology medicines using Halozyme’s ENHANZE® drug-delivery technology.

•
In August, the company and Daiichi Sankyo Company, Limited announced a collaborative clinical trial to evaluate the combination of Opdivo and Daiichi Sankyo’s investigational antibody drug conjugate DS-8201 in HER2-expressing metastatic breast and urothelial (bladder) cancers.

•
In July, the company and Clovis Oncology, Inc. announced a clinical collaboration to evaluate the combination of Opdivo and Clovis Oncology’s poly (ADP-ribose) polymerase (PARP) inhibitor Rubraca® (rucaparib) in Phase 3 clinical trials in advanced ovarian and advanced triple-negative breast cancers. The agreement also includes a Phase 2 study to evaluate the safety and efficacy of Opdivo + Rubraca® combination in patients with metastatic castration-resistant prostate cancer.

•
In July, the company and Exelixis, Inc. announced the initiation of the Phase 3 CheckMate 9ER trial to evaluate Opdivo in combination with CABOMETYX™ (cabozantinib) tablets, a small molecule inhibitor of receptor tyrosine kinases, or the Opdivo + Yervoy combination with CABOMETYX™ versus sunitinib in patients with previously untreated, advanced or metastatic RCC.

2017 FINANCIAL GUIDANCE

Bristol-Myers Squibb is decreasing its 2017 GAAP EPS guidance range from $2.66 - $2.76 to $2.36 - $2.46 and is increasing its non-GAAP EPS guidance range from $2.90 - $3.00 to $2.95 - $3.05. Both GAAP and non-GAAP guidance assume current exchange rates. Key revised 2017 GAAP and non-GAAP line-item guidance assumptions include:

•	Gross margin as a percentage of revenue to be approximately 71.5% for GAAP.

•	Research and development expenses are increasing approximately 25% - 30% compared to 2016 for GAAP.

•	An effective tax rate of approximately 25% - 26% for GAAP and approximately 22% for non-GAAP.

The financial guidance excludes the impact of any potential future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The non-GAAP guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling GAAP amounts to non-GAAP amounts, with non-GAAP reflecting specified items are provided in supplemental materials attached to this press release and available on the company’s website.

Rubraca® is a trademark of Clovis Oncology, Inc.
Cabometyx® is a trademark of Exelixis, Inc.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information, that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods including restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges in connection with the acquisition or licensing of third party intellectual property rights, divestiture gains or losses, upfront payments from out licensed assets, pension charges, legal and other contractual settlements and debt redemption gains or losses, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Non-GAAP information is intended to portray the results of our baseline performance, supplement or enhance management, analysts and investors overall understanding of our underlying financial performance and facilitate comparisons among current, past and future periods.

For example, non-GAAP earnings and EPS information is an indication of our baseline performance before items that are considered by us to not be reflective of our ongoing results. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

There will be a conference call on October 26, 2017 at 10:30 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by calling the U.S. toll free 888-394-8218 or international 323-701-0225, confirmation code: 4511781. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 1:30 p.m. EDT on October 26 through 11:59 p.m. EST on November 9, 2017. The replay will also be available through http://investor.bms.com or by calling the U.S. toll free 888-203-1112 or international 719-457-0820, confirmation code: 4511781.

For more information, contact: Communications: Lisa McCormick Lavery, 609-252-7602, lisa.mccormicklavery@bms.com or Ken Dominski, 609-252-5251, ken.dominski@bms.com; Investor Relations: John Elicker, 609-252-4611, john.elicker@bms.com, Tim Power, 609-252-7509, timothy.power@bms.com or Bill Szablewski, 609-252-5894, william.szablewski@bms.com.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2017	2016	% Change	2017	2016	% Change
Three Months Ended September 30,
Prioritized Brands
Opdivo	$1,265	$920	38%	$778	$712	9%
Eliquis	1,232	884	39%	717	512	40%
Orencia	632	572	10%	432	387	12%
Sprycel	509	472	8%	278	259	7%
Yervoy	323	285	13%	239	222	8%
Empliciti	60	41	46%	39	36	8%

Established Brands
Hepatitis C Franchise	73	379	(81)%	24	192	(88)%
Baraclude	264	306	(14)%	14	17	(18)%
Sustiva Franchise	183	275	(33)%	157	234	(33)%
Reyataz Franchise	174	238	(27)%	85	125	(32)%
Other Brands	539	550	(2)%	101	94	7%

Total	$5,254	$4,922	7%	$2,864	$2,790	3%

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2017	2016	% Change	2017	2016	% Change
Nine Months Ended September 30,
Prioritized Brands
Opdivo	$3,587	$2,464	46%	$2,307	$1,949	18%
Eliquis	3,509	2,395	47%	2,119	1,424	49%
Orencia	1,817	1,640	11%	1,243	1,109	12%
Sprycel	1,478	1,330	11%	806	702	15%
Yervoy	975	789	24%	727	600	21%
Empliciti	168	103	63%	112	97	15%

Established Brands
Hepatitis C Franchise	347	1,352	(74)%	96	745	(87)%
Baraclude	819	896	(9)%	40	49	(18)%
Sustiva Franchise	555	819	(32)%	471	689	(32)%
Reyataz Franchise	555	706	(21)%	260	367	(29)%
Other Brands	1,517	1,690	(10)%	286	284	1%

Total	$15,327	$14,184	8%	$8,467	$8,015	6%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net product sales	$4,862	$4,492	$14,212	$12,888
Alliance and other revenues	392	430	1,115	1,296
Total Revenues	5,254	4,922	15,327	14,184

Cost of products sold	1,572	1,305	4,393	3,563
Marketing, selling and administrative	1,147	1,144	3,388	3,450
Research and development	1,543	1,138	4,490	3,540
Other (income)/expense	(191)	(224)	(1,377)	(1,198)
Total Expenses	4,071	3,363	10,894	9,355

Earnings Before Income Taxes	1,183	1,559	4,433	4,829
Provision for Income Taxes	327	344	1,129	1,220

Net Earnings	856	1,215	3,304	3,609
Net Earnings/(Loss) Attributable to Noncontrolling Interest	11	13	(31)	46
Net Earnings Attributable to BMS	$845	$1,202	$3,335	$3,563

Average Common Shares Outstanding:
Basic	1,639	1,671	1,648	1,670
Diluted	1,645	1,679	1,655	1,679

Earnings per Common Share
Basic	$0.52	$0.72	$2.02	$2.13
Diluted	$0.51	$0.72	$2.02	$2.12

Other (Income)/Expense
Interest expense	$48	$42	$145	$127
Investment income	(37)	(32)	(104)	(81)
Provision for restructuring	28	19	207	41
Litigation and other settlements	—	(1)	(489)	48
Equity in net income of affiliates	(21)	(19)	(59)	(65)
Divestiture (gains)/losses	1	(21)	(126)	(574)
Royalties and licensing income	(209)	(158)	(1,093)	(579)
Transition and other service fees	(12)	(57)	(32)	(184)
Pension charges	22	19	91	66
Intangible asset impairments	—	—	—	15
Equity investment impairment	—	—	—	45
Loss on debt redemption	—	—	109	—
Other	(11)	(16)	(26)	(57)
Other (income)/expense	$(191)	$(224)	$(1,377)	$(1,198)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Impairment charges	$1	$—	$128	$—
Accelerated depreciation and other shutdown costs	—	7	3	15
Cost of products sold	1	7	131	15

License and asset acquisition charges	310	45	753	309
IPRD impairments	—	—	75	—
Accelerated depreciation and other	64	14	232	40
Research and development	374	59	1,060	349

Provision for restructuring	28	19	207	41
Divestiture gains	—	(13)	(100)	(559)
Pension charges	22	19	91	66
Litigation and other settlements	—	(3)	(481)	40
Intangible asset impairments	—	—	—	15
Loss on debt redemption	—	—	109	—
Royalties and licensing income	—	—	(497)	—
Other (income)/expense	50	22	(671)	(397)

Increase/(decrease) to pretax income	425	88	520	(33)

Income taxes on specified items	(41)	(3)	51	156

Increase to net earnings	384	85	571	123

Noncontrolling interest	—	—	(59)	—

Increase to net earnings used for diluted Non-GAAP EPS calculation	$384	$85	$512	$123

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited, dollars in millions)

	Three Months Ended September 30, 2017			Nine Months Ended September 30, 2017
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,682	$1	$3,683	$10,934	$131	$11,065
Research and development	1,543	(374)	1,169	4,490	(1,060)	3,430
Other (income)/expense	(191)	(50)	(241)	(1,377)	671	(706)
Earnings Before Income Taxes	1,183	425	1,608	4,433	520	4,953
Provision for Income Taxes	327	(41)	368	1,129	51	1,078
Noncontrolling interest	11	—	11	(31)	(59)	28

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$845	$384	$1,229	$3,335	$512	$3,847

Average Common Shares Outstanding - Diluted	1,645	1,645	1,645	1,655	1,655	1,655
Diluted Earnings Per Share	$0.51	$0.24	$0.75	$2.02	$0.30	$2.32

Effective Tax Rate	27.6%	(4.7)%	22.9%	25.5%	(3.7)%	21.8%

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,617	$7	$3,624	$10,621	$15	$10,636
Research and development	1,138	(59)	1,079	3,540	(349)	3,191
Other (income)/expense	(224)	(22)	(246)	(1,198)	397	(801)
Earnings Before Income Taxes	1,559	88	1,647	4,829	(33)	4,796
Provision for Income Taxes	344	(3)	347	1,220	156	1,064
Noncontrolling interest	13	—	13	46	—	46

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,202	$85	$1,287	$3,563	$123	$3,686

Average Common Shares Outstanding - Diluted	1,679	1,679	1,679	1,679	1,679	1,679
Diluted Earnings Per Share	$0.72	$0.05	$0.77	$2.12	$0.08	$2.20

Effective Tax Rate	22.1%	(1.0)%	21.1%	25.3%	(3.1)%	22.2%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF SEPTEMBER 30, 2017 AND JUNE 30, 2017
(Unaudited, dollars in millions)

	September 30, 2017	June 30, 2017
Cash and cash equivalents	$4,644	$3,470
Marketable securities - current	2,478	3,035
Marketable securities - non-current	2,526	2,580
Cash, cash equivalents and marketable securities	9,648	9,085
Short-term debt obligations	(1,461)	(1,306)
Long-term debt	(6,982)	(6,911)
Net cash position	$1,205	$868